Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Paul Bowman Interim CFO and V.P., Investor Relations Cymer, Inc. (858) 385-5312 pbowman@cymer.com	Media Contact: Kelly Hamor Formula (619) 234-0345 Hamor@formulapr.com

CYMER REPORTS THIRD QUARTER 2009 OPERATING RESULTS

SAN DIEGO, Calif., October 20, 2009—Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to create advanced semiconductor chips, today announced operating results for the third quarter ended September 30, 2009.

For the third quarter of 2009:

•

net income totaled $10,785,000 equal to $0.36 per share (diluted), compared to net income of $5,331,000, equal to $0.18 per share (diluted), in the third quarter of 2008 and net income of $525,000, equal to $0.02 per share (diluted), in the second quarter of 2009.

•	revenue totaled $92,328,000 compared to revenue of $110,619,000 in the third quarter of 2008, and revenue of $62,433,000 in the second quarter of 2009.

Commenting on third quarter results, Bob Akins, Cymer’s chief executive officer, said, “Demand for our XLR immersion lithography light sources and Installed Base Products rose sharply during the quarter. The higher level of demand was driven by increased investment from the foundry and memory sectors in support of transitions to the 5x nanometer node and below. Our leaner, more efficient business operations contributed to the company’s strong third quarter financial performance while preserving our ability to continue to strategically invest in extreme ultraviolet (EUV) development and TCZ commercialization.”

In the third quarter of 2009, the company shipped twelve light sources of which eleven were XLR, and installed fourteen light sources at chipmaker locations, of which ten were argon fluoride (ArF) immersion. The company reported gross profit of $44.5 million for the third quarter of 2009, yielding a 48.2 percent gross margin. Operational efficiencies, change in product mix, lower OnPulse start-up expenses, and improved manufacturing and field absorption contributed to the higher gross margin. Total operating expenses, which include research and development and selling, general and administrative expenses, were $29.1 million for the third quarter of 2009. Total operating income was $15.4 million or 16.7 percent of revenue. The third quarter effective tax rate was 35.4 percent.

As of September 30, 2009, cash and investments totaled $158 million, which increased $9 million from June 30, 2009.

Deep ultraviolet (DUV) bookings for the third quarter of 2009 totaled $99.0 million, resulting in a book-to-bill ratio of 1.07. All of the light source systems bookings in the third quarter were ArF immersion light sources. The company ended the quarter with a DUV backlog of approximately $41.2 million, with ArF immersion light sources comprising approximately 95 percent of the value of systems in backlog.

- more -

CYMER REPORTS THIRD QUARTER 2009 OPERATING RESULTS•••••••••••••••••••••••••••••••••••	Page 2 of 6

Corporate Outlook

Commenting on the outlook, Akins stated, “We have made good progress in 2009 positioning the company for growth. Our DUV product portfolio, led by the XLR600ix has earned its market leading position with its flexible power and improved optical stability aimed at enabling chipmakers’ most advanced ArF immersion needs. Our Installed Base Products, led by OnPulse, are helping chipmakers increase productivity and lower their cost of operations and we are focused on continuing to add more light sources under coverage. In the third quarter, we responded to increased demand that resulted in third quarter revenue increasing almost fifty percent, as compared to the prior quarter. In the fourth quarter, we anticipate maintaining this increased level of demand for light sources and Installed Base Products.”

Based on information available at this time, Cymer is providing the following guidance for the fourth quarter of 2009:

•	Revenue to be comparable to the revenue reported for the third quarter 2009.
•	Gross margin to be approximately 47 to 48 percent.
•	R&D expenses to be approximately $17.0 million dollars.
•	SG&A expenses to be approximately $12.0 million dollars.
•	The fourth quarter effective tax rate to be approximately 39 to 41 percent. This rate may vary significantly depending on the actual extent of the profit before tax.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, October 20, 2009, to discuss third quarter 2009 operating results and fourth quarter 2009 guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding chipmaker transitions to smaller geometries and the company’s continuing investment in EUV development and TCZ commercialization and the statements under the caption “Corporate Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to achieve forecasted savings from its cost reduction actions; the company’s ability to align its cost structure with forecasted business levels; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

- more -

CYMER REPORTS THIRD QUARTER 2009 OPERATING RESULTS•••••••••••••••••••••••••••••••••••	Page 3 of 6

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is the market leader in developing light sources, used by chipmakers worldwide to pattern advanced semiconductor chips. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,300 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, Calif., and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer, OnPulse, XLR, and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

Cymer, Inc.

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Total revenues	$92,328,000	$110,619,000	$211,260,000	$358,562,000

Net income (loss)	$10,785,000	$5,331,000	($177,000)	$32,556,000
Diluted earnings (loss) per share	$0.36	$0.18	($0.01)	$1.07
Weighted average common shares outstanding—diluted	30,138,000	29,779,000	29,697,000	32,952,000

- more -

CYMER REPORTS THIRD QUARTER 2009 OPERATING RESULTS•••••••••••••••••••••••••••••••••••	Page 4 of 6

CYMER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
REVENUES:
Product sales	$92,110	$110,169	$210,724	$356,762
Product sales—related party	218	450	536	1,800

Total revenues	92,328	110,619	211,260	358,562

COST OF REVENUES	47,827	58,715	121,096	186,132

GROSS PROFIT	44,501	51,904	90,164	172,430

OPERATING EXPENSES:
Research and development	17,258	24,334	49,986	71,272
Sales and marketing	4,674	5,853	12,584	18,366
General and administrative	7,165	7,997	20,839	27,090
Restructuring	—	—	8,407	—

Total operating expenses	29,097	38,184	91,816	116,728

OPERATING INCOME (LOSS)	15,404	13,720	(1,652)	55,702

OTHER INCOME (EXPENSE):
Foreign currency exchange loss	(10)	(6,359)	(1,488)	(6,428)
Write-down of investment	(291)	(270)	(291)	(5103)
Interest and other income	322	2,014	1,343	7,722
Interest and other expense	(68)	(1,645)	(921)	(4,943)

Total other expense—net	(47)	(6,260)	(1,357)	(8,752)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	15,357	7,460	(3,009)	46,950

INCOME TAX PROVISION (BENEFIT)	5,429	2,612	(632)	16,433

NET INCOME (LOSS)	9,928	4,848	(2,377)	30,517

Net loss attributable to noncontrolling interest	857	483	2,200	2,039

NET INCOME (LOSS) ATTRIBUTABLE TO CYMER, INC.	$10,785	$5,331	($177)	$32,556

EARNINGS (LOSS) PER SHARE:
Basic earnings (loss) per share	$0.36	$0.18	($0.01)	$1.08

Weighted average common shares outstanding—basic	29,762	29,665	29,697	30,034

Diluted earnings (loss) per share	$0.36	$0.18	($0.01)	$1.07 (a)

Weighted average common shares outstanding—diluted	30,138	29,779	29,697	32,952 (a)

(a)	As a result of applying the if-converted method for calculating diluted earnings per share for the the nine month period ended September 30, 2008, shares have been adjusted assuming conversion of our 3.5% convertible subordinated notes, and net income has been adjusted for an add back of related interest expense, net of tax. Shares have been adjusted by 2.8 million and net income has been adjusted by $2.7 million for the nine month period ended September 30, 2008.

- more -

CYMER REPORTS THIRD QUARTER 2009 OPERATING RESULTS•••••••••••••••••••••••••••••••••••	Page 5 of 6

CYMER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	September 30,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$111,590	$252,391
Restricted cash	1,200	—
Short-term investments	46,702	30,900
Accounts receivable—net	77,837	64,296
Accounts receivable—related party	583	818
Inventories	179,668	194,746
Deferred and prepaid income taxes	45,955	46,886
Income taxes receivable	5,152	—
Prepaid expenses and other assets	8,690	9,344

Total current assets	477,377	599,381

PROPERTY AND EQUIPMENT—NET	102,749	114,390
LONG-TERM INVESTMENTS	—	9,456
DEFERRED INCOME TAXES	28,481	29,168
GOODWILL	8,833	8,833
INTANGIBLE ASSETS—NET	8,497	9,898
OTHER ASSETS	6,143	6,318

TOTAL ASSETS	$632,080	$777,444

LIABILITIES

CURRENT LIABILITIES:
Accounts payable	$16,388	$15,003
Accounts payable—related party	3,324	4,108
Accrued warranty	17,400	23,565
Accrued payroll and benefits	14,649	12,682
Accrued patents, royalties and other fees	4,235	3,795
Convertible subordinated notes	—	140,722
Accrued income taxes	9,059	1,085
Deferred revenue	19,449	15,344
Accrued and other current liabilities	2,376	8,278

Total current liabilities	86,880	224,582
ACCRUED INCOME TAXES	9,695	18,447
DEFERRED REVENUE	312	—
OTHER LIABILITIES	8,033	11,791

Total liabilities	104,920	254,820

COMMITMENTS AND CONTINGENCIES

EQUITY
Cymer, Inc. STOCKHOLDERS’ EQUITY:
Preferred stock—authorized 5,000,000 shares; $.001 par value; no shares issued or outstanding	—	—
Common stock—authorized 100,000,000 shares; $.001 par value; 42,657,000 shares issued and 29,805,000 shares outstanding at September 30, 2009; 42,461,000 shares issued and 29,609,000 shares outstanding at December 31, 2008	43	42
Additional paid-in capital	593,471	586,539
Treasury stock at cost (12,852,000 common shares) at September 30, 2009 and December 31, 2008	(473,580)	(473,580)
Accumulated other comprehensive loss	(6,819)	(5,999)
Retained earnings	410,597	410,774

Total Cymer, Inc. stockholders’ equity	523,712	517,776
Noncontrolling interest	3,448	4,848

Total equity	527,160	522,624

TOTAL LIABILITIES AND EQUITY	$632,080	$777,444

- more -

CYMER REPORTS THIRD QUARTER 2009 OPERATING RESULTS•••••••••••••••••••••••••••••••••••	Page 6 of 6

CYMER, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the nine months ended September 30,
	2009	2008
OPERATING ACTIVITIES:
Net income (loss) attributable to Cymer, Inc.	($177)	$32,556
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,661	20,198
Stock-based compensation	3,769	4,525
Bad debt expense	893	(54)
Noncontrolling interest	(2,200)	(2,039)
Provision for deferred income taxes	632	(3,615)
(Gain) loss on disposal or impairment of property and equipment	1,881	(11)
Write-down of investments	291	5,103
Change in assets and liabilities:
Restricted cash	(1,200)	—
Accounts receivable	(13,920)	13,027
Accounts receivable—related party	235	468
Income taxes receivable	(5,036)	(13,741)
Inventories	15,417	(56,090)
Prepaid expenses and other assets	654	(5,231)
Accounts payable	1,416	(3,718)
Accounts payable—related party	(784)	(3,072)
Accrued and other liabilities	(13,419)	(13,058)
Deferred revenue	4,516	5,309
Income taxes payable and accrued income taxes	(586)	(9,104)

Net cash provided by (used in) operating activities	9,043	(28,547)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(6,318)	(19,174)
Purchases of investments	(39,138)	(90,309)
Proceeds from sold or matured investments	32,363	81,184

Net cash used in investing activities	(13,093)	(28,299)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,771	1,752
Cash investment in joint venture received from minority shareholder	800	2,000
Repayment of convertible subordinated note	(140,722)	—
Excess tax benefits from stock option exercises	199	37
Repurchase of common stock into treasury	—	(22,876)

Net cash used in financing activities	(135,952)	(19,087)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(799)	(7,020)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(140,801)	(82,953)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	252,391	305,707

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$111,590	$222,754

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2,702	$5,336

Income taxes paid	$10,157	$43,888

NONCASH OPERATING AND FINANCING ACTIVITIES:
In transit funds from the issuance of common stock	$194	—

###